Exhibit 99.01

Stock Code: 688082	Short Name: ACMSH	Announcement No.: 2022-003

ACM Research (Shanghai), Inc.

Announcement of Preliminary Earnings Estimate in 2021

The Board of Directors and all directors of the Company guarantee that there are no misrepresentations, misleading statements or material omissions in the content hereof, and will bear legal responsibility for the authenticity, accuracy and integrity of such content according to law.

The main financial data of ACM Research (Shanghai), Inc. (the “Company”) in 2021 contained herein is the preliminary accounting data without being audited by an accounting firm, subject to the Company’s 2021 annual report. Investors should pay attention to investment risks.

I. Main financial data and indicators in 2021

Unit: RMB’0,000 or ’0,000 Shares
Item	Reporting period	Same period of prior year	Change (%)
Total operating income	162,086.91	100,747.18	60.88
Operating profit	26,795.66	22,271.03	20.32
Total profit	26,874.38	22,302.41	20.50
Net profit attributable to owners of the parent company	26,624.82	19,676.99	35.31
Net profit attributable to owners of the parent company after deducting non-recurring profit or loss	19,473.43	9,243.78	110.67
Basic earnings per share (RMB)	0.68	0.50	36.00
Weighted average return on net assets	18.09	21.20	Decrease by 3.11%
	Ending balance	Beginning balance	Change (%)
Total assets	633,741.34	187,241.00	238.46
Owners’ equity attributable to the parent company	481,496.11	104,867.33	359.15
Share capital	43,355.71	39,020.13	11.11
Net assets per share attributable to owners of the parent company (RMB)	11.11	2.69	313.01

Note: 1.The Ministry of Finance promulgated Accounting Standards for Business Enterprises No.21-Leasing (2018 [35] No.) in 2018. The company conducted accounting and prepared statements according to the requirements of the new lease standards from January 1, 2021, and adjusted according to the financial statements at the beginning of the year for the first time. The adjusted total assets at the beginning of the reporting period were RMB 1,872,410,000. Besides, the beginning balance of the reporting period is the same as the ending balance of the prior year legally disclosed.

2. The above financial data and indicators are presented on a consolidated basis without audit, subject to the Company’s 2021 annual report.

II. Description of operating results and financial conditions

(I) Operating results, financial conditions and main factors affecting operating results during the reporting period

During the reporting period, the Company had: a total operating income amounting to RMB1,620,869,100, representing a YoY increase of 60.88%; net profit attributable to owners of the parent company amounting to RMB266,248,200, a YoY increase of 35.31%; net profit attributable to owners of the parent company after deducting non-recurring profit or loss amounting to RMB194,734,300, a YoY increase of 110.67%; and basic earnings per share amounting to RMB0.68, a YoY increase of 36.00%.

At the end of the reporting period, the Company had: total assets amounting to RMB6,337,413,400, an increase of 238.46% over the beginning of the reporting period; owners’ equity attributable to the parent company amounting to RMB4,814,961,100, an increase of 359.15% over the beginning of the reporting period; net assets per share attributable to owners of the parent company amounting to RMB11.11, an increase of 313.01% over the beginning of the reporting period.

Description of main factors affecting operating results:

Always adhering to the R&D strategy of differentiated competition and innovation, the Company has accumulated a series of technologies through independent R&D, with the products having outstanding competitive advantages. During the reporting period, benefited from the continuous growth of the semiconductor industry market demand, the Company’s operating income increased significantly compared with the same period of prior year, driving significant YoY increases in the net profit attributable to owners of the parent company and the net profit attributable to owners of the parent company after deducting non-recurring profit or loss.

(II) Description of main reasons for the change in major financial data and indicators by 30% or more

1. In 2021, the Company’s operating income amounted to RMB1.621 billion, with a YoY increase of 60.88%, mainly due to the expansion of market demand, and the continuous growth of sales orders and production capacity, further improving the operating income. Meanwhile, the Company continued its development strategy of product diversification, in response to which the Company’s operating income from semiconductor cleaning equipment, semiconductor electroplating equipment and advanced packaging wet equipment in 2021 increased significantly.

2. In 2021, the net profit attributable to owners of the parent company increased by 35.31% year over year, the net profit attributable to owners of the parent company after deducting non-recurring profit or loss increased by 110.67% year over year, and the basic earnings per share increased by 36.00% year over year, mainly due to the  fast growth of the Company’s operating income.

3. The total assets and the owners’ equity attributable to the parent company increased by 238.46% and 359.15% respectively over the beginning of the reporting period, mainly due to the Company’s receipt of the initial public offering proceeds and the asset growth with the increase of business.

III. Risk warning

The main financial data of 2021 contained herein represents preliminary accounting data without being audited by an accounting firm and may be different from the data disclosed in the 2021 annual report. The 2021 annual report of the Company shall prevail. Investors should pay attention to investment risks.

Please take note of the foregoing.

ACM Research (Shanghai), Inc.

Board of Directors

February 25, 2022